Exhibit 99.1

Torch Executive Services Ltd. Enters into Definitive Merger Agreement with Tech Full International, Inc.

NEW YORK - (BUSINESS WIRE) - January 12, 2005 - TORCH EXECUTIVE SERVICES LTD. (OTCBB SYMBOL: TESV) today announced that it had entered into an Agreement and Plan of Merger through its wholly owned Delaware subsidiary, Torch Subsidiary, Inc. and Tech Full International, Inc., a Delaware corporation, and Tech Full's shareholders. Pursuant to the agreement, Torch has agreed to issue to the Tech Full shareholders 8,000,000 restricted shares of common stock in exchange for all of the issued and outstanding shares of Tech Full. The parties expect to complete the transactions contemplated in the agreement no later than February 1, 2005 at which time Tech Full will be merged with and into Torch Subsidiary, Inc. which will be the surviving corporation.

In addition, Frank Torchia, the current president of Torch will return 5,000,000 shares of common stock, which constitute all of Frank Torchia's shares of Torch common stock, to the treasury, in consideration of a payment of $5,000 by Torch and the shares will be cancelled.

At closing Frank Torchia will be replaced as president, principal executive officer, treasurer, principal accounting officer, principal financial officer, and secretary and Tianfu Yang will be appointed president and chief executive officer and Zedong Xu will be appointed treasurer and chief financial officer.

Further, at the closing of the transaction described in the Agreement, Frank Torchia will resign as Torch's sole director and Tianfu Yang, Tianli Yang, Suofei Xu, Zedong Xu, and Yunyue Ye will be appointed to the board of directors to replace Frank Torchia.

Tech Full manufactures, services and sells linear induction motors (LIMs) for the Chinese domestic markets. LIMs are a highly efficient form of rotary motor which operate based upon opposing electrical charges, and are commonly used in high speed trains and conveyor belts. Tech Full is headquartered in the city of Harbin, China and has domestic patents for commercial applications of LIMs. Tech Full LIMs represent a significant improvement over traditional electric motors based on design, energy output, energy efficiency and precision movement. Tech Full's products have applications in numerous industries, including the oil, postal, transportation, logistical and packaging industries.

The agreement contemplates that following the closing of the above transaction, Torch will, upon receipt of the appropriate regulatory approval, change its name to Harbin Electric, Inc. to reflect its business in China, change its ticker symbol and issue a stock dividend of 1.5 shares for each share currently outstanding.

This press release may contain certain forward-looking information and statement concerning the company's operations, performance and financial condition, including, in particular, the likelihood of the company's success in closing the agreements and plan of merger with Tech Full International, Inc. These statements are based upon a number of uncertainties and contingencies, many of which are beyond the control of the company. Actual results may differ materially from those expressed or implied by such forward-looking statements. This document is not intended to be and is not an advertisement for any securities of the company.

Contact:

Torch Executive Services Ltd.	Tech Full International, Inc.
Frank Torchia: 204-222-1959	Tianfu Yang: +86-451-8262-9583